Exhibit 99.4

AMENDMENT NO. 3 TO THE SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF STONEMOR GP LLC
This Amendment No. 3 (this "Amendment") to the Second Amended and Restated Limited Liability Company Agreement of StoneMor GP LLC, a Delaware limited liability company (the "Company"), dated as of May 21, 2014, as amended by Amendment No. 1 thereto, dated as of November 17, 2015, and Amendment No. 2 thereto, dated as of May 17, 2017 (collectively the "Agreement"), is made and entered into as of March 19, 2018 by StoneMor GP Holdings LLC, a Delaware limited liability company (the "Sole Member"), the Sole Member of the Company. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
RECITALS
WHEREAS, Section 7.9(d) of the Agreement provides that the Board shall have a Conflicts Committee, which may review, and approve or disapprove, transactions in which a potential conflict of interest (as therein described) may exist or arise, all in accordance with the applicable provisions of the Partnership Agreement, as more particularly set forth therein;
WHEREAS, Section 7.9(a) of the Partnership Agreement provides that the General Partner shall be authorized, but not required, in connection with its resolution of a potential conflict of interest (as therein described), to seek Special Approval (defined therein to mean approval by a majority of members of the Conflicts Committee) of such resolution, as more particularly set forth therein; and
WHEREAS, the Sole Member desires to amend the Agreement as set forth herein to clarify that the Conflicts Committee is not a standing committee but an ad hoc committee of the Board;.
NOW, THEREFORE, the Agreement is hereby amended as follows:
SECTION 1. The first sentence of Section 7.9(d) shall be revised to read as follows:
"The Board may appoint a Conflicts Committee comprised of no fewer than two Directors (the "Conflicts Committee"), all of whom shall be Independent Directors."
A sentence is added to the end of Section 7.9(d) of the Agreement as follows:
"The Conflicts Committee is an ad hoc committee of the Board and may be appointed in the event the Board chooses to seek Special Approval (as defined in the Partnership Agreement) of its resolution of a potential conflict of interest in accordance with Section 7.9(a) of the Partnership Agreement, or when the Conflicts Committee is otherwise called upon to act."

SECTION 2. Except as expressly modified and amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.
SECTION 3. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
IN WITNESS WHEREOF, the undersigned has executed this Amendment as of March 19, 2018.
SOLE MEMBER:
STONEMOR GP HOLDINGS LLC

By: /s/ Robert B. Hellman, Jr.
Name: Robert B. Hellman, Jr.
Title: Authorized Representative